Exhibit 4.2

FIFTH AMENDMENT dated as of April 21, 2004 (this “Amendment”) to the Credit Agreement dated as of May 31, 2000 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MCLEODUSA INCORPORATED, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent.

The Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement.  The Lenders party hereto are willing so to amend the Credit Agreement on the terms and subject to the conditions set forth herein.  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement, as amended hereby.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendment of Credit Agreement.  Effective as of the Effective Date (as defined in Section 3 hereto), the Credit Agreement is amended as follows:

(a)  Amendment of Section 5.01.  Section 5.01(g) of the Credit Agreement is hereby amended by restating clause (ii) thereof in its entirety as follows:

“(ii) on or prior to May 14, 2004, a financial forecast of the Borrower and its Restricted Subsidiaries covering the period from April 1, 2004 through December 31, 2004, prepared to show information on a monthly basis and”

(b)  Amendment of Section 6.13.  Section 6.13 of the Credit Agreement is hereby amended in its entirety as follows:

“SECTION 6.13.  Minimum Consolidated EBITDA and Leverage Ratio.  The Borrower (a) will not permit Consolidated EBITDA for any period set forth below (in each case, taken as a single accounting period) to be less than the amount set forth opposite such period below:

Period	Minimum Consolidated EBITDA

January 1, 2004 through March 31, 2004	$8,000,000

January 1, 2004 through June 30, 2004	$16,000,000

January 1, 2004 through September 30, 2004	$24,000,000

January 1, 2004 through December 31, 2004	$34,000,000

April 1, 2004 through March 31, 2005	$49,000,000

July 1, 2004 through June 30, 2005	$69,000,000

October 1, 2004 through September 30, 2005	$89,000,000

January 1, 2005 through December 31, 2005	$114,000,000

January 1, 2006 and thereafter	Not Applicable;

and (b) shall not permit the Leverage Ratio to exceed 4.00 to 1.00 on any date on or after January 1, 2006.”

(c)           Amendment of Section 6.14.  Section 6.14 of the Credit Agreement is amended to read as follows:

“SECTION 6.14.  Capital Expenditure Limitation.  The Borrower shall not permit the Capital Expenditures of the Borrower and the Restricted Subsidiaries for any fiscal year of the Borrower to exceed (i) with respect to the fiscal year ending December 31, 2004, $75,000,000 (ii) with respect to the fiscal years ending December 31, 2005, $100,000,000, and (iii) with respect to fiscal years ending December 31, 2006 and thereafter, $200,000,000 (the applicable amount under clause (i), (ii) or (iii), the “Capex Limit”).  The Capex Limit in respect of any fiscal year commencing with the fiscal year ending on December 31, 2005, shall be increased by the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year (such amount, the “Capex Carryforward”); provided, however, that in no event shall the Capex Limit for any fiscal year be increased by more than $50,000,000.  Any Capex Carryforward that is not permitted to be used in any fiscal year as a result of the proviso to the preceding sentence may, subject to such proviso, be applied to any subsequent fiscal year.”

(d)  Amendment of Section 6.17.  Section 6.17 is amended in its entirety as follows:

“SECTION 6.17. Interest Expense Coverage Ratio.  The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters ending during any period set forth below, to be less than the ratio set forth opposite such period:

Period	Ratio

January 1, 2004 through March 31, 2005	1.00 to 1.00

April 1, 2005 through June 30, 2005	1.50 to 1.00

July 1, 2005 through September 30, 2005	2.00 to 1.00

October 1, 2005 through December 31, 2005	2.00 to 1.00

January 1, 2006 and thereafter	2.50 to 1.00.”

(e)  Amendment of Section 6.18.  The table set forth in Section 6.18 of the Credit Agreement is hereby amended in its entirety as follows:

“Period	Minimum

January 1, 2004 through March 31, 2004	$825,000,000

April 1, 2004 through June 30, 2004	$780,000,000

July 1, 2004 through September 30, 2004	$760,000,000

October 1, 2004 through December 31, 2004	$770,000,000

January 1, 2005 and thereafter	Not Applicable.”

SECTION 2.  Representations and Warranties.  To induce the other parties hereto to enter into this Amendment, the Borrower represents to each of the Lenders and the Administrative Agent that, as of the Effective Date:

(a)  after giving effect to this Amendment, the representations and warranties of the Borrower set forth in Article III of the Credit Agreement are true and correct on and as of the Effective Date with the same effect as if made on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date;

(b)  after giving effect to this Amendment, no Default has occurred and is continuing under the Credit Agreement; and

(c)  this Amendment has been duly executed and delivered by the Borrower and each of this Amendment and the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.  Conditions to Effectiveness; Condition to Continuing Effectiveness.  (a)  This Amendment shall become effective on the date (the “Effective Date”) on which each of the following conditions has been satisfied (or waived by the Administrative Agent):

(i)  the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of the Borrower and the Required Lenders;

(ii)  the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, dated the Effective Date, to the effect that the representations and warranties set forth in Section 2 hereof are true and correct;

(iii)  the Borrower shall have paid to the Administrative Agent, in immediately available funds, for the account of each of the Lenders entitled thereto, the Amendment Fee (as defined below); and

(iv)  the Amendment, dated the date hereof, to the Borrower’s credit agreement dated as of April 16, 2002 (the “Exit Credit Agreement”) shall have become effective pursuant to its terms.

(b)  Notwithstanding the occurrence of the Effective Date, if (i) at any time during the period from April 1, 2004 through June 30, 2004, the total Revolving Exposure (as defined in the Exit Credit Agreement), under the Exit Credit Agreement shall exceed $80,000,000 or (ii) at any time during the period from July 1, 2004 through September 30, 2004 such total Revolving Exposure under the Exit Credit Agreement shall exceed $95,000,000 then, in either such case, the modifications to the covenants contained in Sections 6.13, 6.17 and 6.18 of the Credit Agreement effected by Section 1 of this Amendment shall thereupon terminate and be of no further force and effect, and the covenants contained in Sections 6.13, 6.17 and 6.18 of the Credit Agreement (as in effect immediately prior to the Effective Date) shall thereupon apply and continue in full force and effect.

SECTION 4.  Amendment Fee.  The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (including JPMorgan Chase Bank) that delivers an executed counterpart of this Amendment prior to 5:00 p.m., New York City time, on April 28, 2004, an amendment fee (the “Amendment Fee”) in an amount equal to 0.25% of the sum of such Lender’s outstanding Loans, LC Exposure and unused Commitments.

SECTION 5.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of the

Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  This Amendment shall apply and be effective with respect only to the matters expressly referred to herein, and nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement.

SECTION 6.  Applicable Law.  THIS  AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8.  Costs and Expenses.  The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 9.  Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the day and year first written above.

MCLEODUSA INCORPORATED,

by:
/s/ G. Kenneth Burckhardt
	Name:	G. Kenneth Burckhardt
	Title:	Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK,
individually and as Administrative Agent,

by:
/s/ John Kowalczuk
	Name:	John Kowalczuk
	Title:	Vice President